Exhibit 10.18

THIRD AMENDMENT TO VOIT EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the “Amendment”) is made by and between Steve Voit (the “Executive”) and Impinj, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on April 16 , 2011.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a employment offer letter, dated September 30, 2008 (the “Prior Agreement”);

WHEREAS, the Company and Executive amended the Prior Agreement on December 19, 2008 (the “Amended & Restated Voit Employment Agreement”), bringing certain terms into compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”); and

WHEREAS, the Company and Executive subsequently amended the Amended & Restated Voit Employment Agreement on February 19, 2009 and January 5, 2010.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree to further amend the Amended & Restated Voit Employment Agreement (as amended on February 19, 2009 and January 5, 2010, respectively), as follows:

1. Section 10(d) of the Amended & Restated Voit Employment Agreement is hereby amended and replaced in its entirety as follows:

“Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation that is effective within two (2) years following the occurrence of one or more of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary; (ii) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than fifty (50) miles from Executive’s then-present location shall not be considered a material change in geographic location). Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.”

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	IMPINJ, INC.

/s/ Evan Fein

	By:	Evan Fein

	Title:	CFO

EXECUTIVE	STEVE VOIT

/s/ Steve Voit 4/16/2011